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     Exhibit 99(c) Application filed with the Idaho Public Utilities Commission

Thomas D. Dukich
Director, Rates and Tariff Administration
1411 E. Mission Avenue
P.O. Box 3727
Spokane, Washington  99220
Phone:  (509) 495-4724, Fax:  (509) 495-8058



                  BEFORE THE IDAHO PUBLIC UTILITIES COMMISSION

IN THE MATTER OF THE APPLICATION                      )
OF AVISTA CORPORATION FOR AUTHORITY                   )      CASE NO. AVU-E-01-
TO IMPLEMENT A POWER COST ADJUSTMENT                  )
(PCA) SURCHARGE                                       )
________________________________________________________________________________
______________________________________________________)


                                 I. INTRODUCTION

        Avista Corporation doing business as Avista Utilities (hereinafter Avista or Company), at 1411 East Mission Avenue, Spokane, Washington, respectfully petitions the Commission for an order approving an additional Power Cost Adjustment (PCA) surcharge of 14.7% effective September 15, 2001. As the Company will explain in this Application, the combination of low hydroelectric conditions and unprecedented high wholesale market prices occurring at the same time has caused the need for prompt rate relief in order to enable it to obtain financing necessary to support the ongoing operations of the Company. Hydroelectric conditions for 2001 have continued to deteriorate to the lowest level in the 73 years of record.

        The Company has not yet been able to obtain construction financing for the Coyote Springs II project, because lenders are concerned about the size of the deferral balances, and the absence of rate relief necessary to deal with the deferred cost balances in a timely manner. Current estimates show that if prompt rate relief is not granted, the Company will not be able to complete anticipated financings and will not be able to meet certain debt covenants by the end of this year. As a result, the Company would not be able to borrow under its line of credit. With the requested surcharge, and recovery of the deferral balances, under current plans the Company would be able to continue to access capital to meet its obligations.

Communications in reference to this Application should be addressed to:

Thomas D. Dukich                           David J. Meyer
Director, Rates and Tariff Administration  Senior Vice President and General Counsel
Avista Corporation                         Avista Corporation
1411 E. Mission Avenue                     1411 E. Mission Avenue
Spokane, Washington  99220                 Spokane, Washington  99220
Phone:  (509) 495-4724                     Phone:  (509) 495-4316
Fax:  (509) 495-8058                       Fax:  (509) 495-4361


                              II. SURCHARGE REQUEST

        Through this filing the Company is requesting that the Commission approve an additional PCA surcharge increase in rates for Avista's Idaho electric customers of 14.7% effective September 15, 2001. The present tariff
Schedule 66-Temporary Power Cost Adjustment includes a surcharge of $5.7 million, or approximately 4.8%, which is due to expire January 31, 2002. In this filing, the Company is proposing an incremental increase of 14.7%, resulting in a total surcharge in effect under Schedule 66 of 19.4%.

        The Company is proposing that the PCA surcharge on Schedule 66 remain in place until December 31, 2003. During the proposed surcharge period, the Company may propose to modify the surcharge amount and the duration of the surcharge rate, if needed, in order to reflect changed conditions.

        The Company recognizes that the proposed total surcharge of 19.4% would exceed the 10% limit recently approved by the Commission in Case No. AVU-E-01-1. In that Case, however, the Commission approved the Company's request to use the 10% of base revenues as a guide rather than a hard and fast rule. At page 13 of the Commission's Order No. 28775, dated July 12, 2001, approving modifications to the PCA mechanism it states:

        "As agreed to by the Company and Staff, the limit, not the trigger, on surcharges or rebates will be raised to $12 million or about 10% of base revenues. Rather than a hard and fast rule, the Company, if circumstances arise, may request and seek to justify a different amount."

        Thus, the PCA mechanism allows the Company to request a different amount, depending on the circumstances. We believe the record-low hydroelectric generation that has caused the Company to make purchases in the short-term wholesale market at unprecedented high prices, and the resulting financial impact on the Company, warrants the higher PCA surcharge being proposed at this time.

        This Application provides a summary explanation of the Company's need for rate relief and the conditions that led to that need. Avista is filing this Application prior to completing its testimony in order to start the flow of information between parties as soon as possible. The Company plans to file written testimony on August 2, 2001 that will provide additional details related to its request for rate relief.

        The Company proposes the following procedural schedule related to processing its request for a PCA surcharge:

        Avista Application Filed            July 18, 2001
        Avista Prefiled Testimony           August 2, 2001
        Staff and Intervenor Testimony      August 22, 2001
        Avista Rebuttal Testimony           August 28, 2001
        Hearings                            During Week of September 3-7, 2001
        Commission Order                    September 14, 2001
        Surcharge Implemented               September 15, 2001

        The Company is proposing this compressed schedule because of its urgent need for rate relief. Prompt relief is necessary to improve cash flow, but more importantly, to begin to deal with the large deferral balances so that the Company can continue to finance expenditures for energy included in the deferral balance, for its construction expenditures and its day-to-day operations. As stated earlier, the Company has not yet obtained separate construction financing for the Coyote Springs II project, and by year-end, could be precluded from borrowing under its primary commercial bank credit line. Investors and lenders are concerned about the size of the deferral balances and the absence of rate relief necessary to deal with the deferred costs in a timely manner. The Coyote Springs II generating resource and some demand-side management programs were selected through Avista's Request for Proposals (RFP) process conducted in 2000 as the next resources to serve the Company's load obligations. It is imperative that the Company be able to obtain financing for these new resources, which will be an integral part of the resources needed to serve future loads.

                      III. RECENT CHANGES IN CONDITIONS AND
                             DEFERRED COST BALANCES



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        The PCA deferral balance has risen substantially during the last two months (May and June). The actual balance of the deferral account for the Idaho jurisdiction at June 30, 2001 has increased to $30 million. Current estimates show a deferral balance for the Idaho jurisdiction of $69 million at December 31, 2001, $72 million at the end of 2002, and $88 million at the end of 2003, as shown on the chart on page 1 of Attachment 1.

        A major portion of the increase in the deferral balance is driven by a continued deterioration in hydroelectric generation. Actual generation through June 2001 together with estimates for the remainder of the year, show that hydroelectric generation in 2001 for Avista will be the lowest in the 73 years of record. The chart on page 2 of Attachment 1 shows the monthly deviation from the normal level of hydroelectric generation for 2001. The chart also shows the expected generation for Avista under "critical water" conditions as determined by the Northwest Power Pool hydro regulation study (i.e., the worst water conditions on record). Under "critical water" conditions the annual reduction in generation is expected to be approximately 150 aMW. The generation for 2001 is currently estimated to be 194 aMW below normal, which is well below the 150 aMW reduction expected under "critical water" conditions. Page 3 of Attachment 1 includes a chart showing the variance in Avista's system hydroelectric generation from normal for each calendar year from 1929 through 2001, and illustrates that generation for 2001 is the lowest on record.

        The record low hydroelectric conditions required the Company to purchase energy in the forward short-term wholesale market to replace the lost generation and cover its energy deficiencies. These purchases were made at unprecedented high wholesale market prices, and caused deferral balances to increase substantially. Page 4 of Attachment 1 shows the actual short-term electric wholesale market prices for the period August 1996 through June 2001, as reported by Dow Jones for the Mid-Columbia Firm Electric Index.

        The loss of a record 194 aMW of hydroelectric generation during 2001 has resulted in an estimated increase in gross costs to Avista of $290 million on a system basis, at the wholesale market prices being experienced by the Company during the year. The impact on the Company in prior years from very low hydroelectric conditions ranged from $20 million to $30 million annually, because the wholesale market prices were significantly lower. In addition to the lower hydroelectric conditions, a proforma study for July 2000 - June 2001 from the Company's most recent general rate case (in Washington), showed the Company as a net purchaser of energy from the short-term wholesale market of approximately 90 aMW, under normal hydroelectric conditions. A comparison of the wholesale purchase prices being experienced by the Company in 2001 versus the market prices included in the last rate case results in increased costs associated with the 90 aMW of market purchases of approximately $110 million on a system basis. The combination of the hydroelectric impacts and the market purchases for 2001 is approximately $400 million on a system basis. This exceeds Avista's annual gross retail electric revenues on a system basis of approximately $360 million.

        Furthermore, in the past month wholesale prices have decreased dramatically, due in large part to FERC's price mitigation order issued on June 19, 2001. The decision to implement some form of price cap on a West-wide basis was something that FERC and the Bush Administration had continually rejected until June. The substantial decline in forward market prices in the last month has reduced the value of future surplus energy on Avista's system that could be used to offset the increased power costs experienced by the Company in 2001.

        The Company has taken a number of measures to mitigate the increased power costs, such as increased operation of its thermal resources, locking in fixed-price purchases in the prior year, aggressively pursuing conservation and load curtailment programs, and implementing a hiring freeze and cutting budgets. However, the costs associated



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with the hydroelectric conditions and wholesale market prices (costs beyond the
Company's control) have overwhelmed the benefits these measures have provided.

                           IV. FINANCIAL IMPLICATIONS

        In addition to the cash required to support power cost deferrals, Avista also has cash needs for funding gas deferrals, for normal construction and capital improvements, for the completion of construction of Coyote Springs II and a number of small generation projects, to fund conservation programs, and to repay maturing securities. Page 1 of Attachment 2 includes a chart showing total electric and natural gas deferral balances for both the Washington and Idaho jurisdictions for each month of 2001. The chart includes actual balances through June 2001 and estimates for July - December 2001. The chart shows total electric and natural gas deferral balances of $319 million at December 31, 2001. Current estimates show that without a surcharge, utility financing needs will total $434 million from now until the end of 2002, primarily to fund energy costs, required utility construction (including generation projects), and debt and preferred stock maturities.

        Investor concerns surrounding cash flows, deferral balances and the ability to recover costs in a timely manner have already had an impact on the Company's financings. In April of this year, the Company issued $400 million of Senior Unsecured Notes. As a result of these investor concerns, the notes were issued at a spread over Treasuries of nearly 500 basis points, which is significantly higher than the Company has ever paid before, and much higher than other comparably-rated securities issued during the same time period. The notes also included terms and ongoing covenants that had not been required of the Company in the past and that limit the Company's financing flexibility. In addition, when the Company renegotiated its corporate short-term credit facility in May 2001, a new fixed charge coverage ratio covenant was required by the banks in order to close the transaction. While such coverage ratio tests are not unusual, they were imposed on Avista for the first time due to the Company's weakened financial position.

        The Company expected that the proceeds of the $400 million note offering, the construction financing for Coyote Springs II ($93 million in 2001), and the issuance of common stock ($67 million) in the third quarter of 2001 would cover the Company's cash needs through the middle of 2002. However, as previously discussed, changes that have occurred since the notes were issued have had a significant impact on the Company's ability to complete planned financings. As of mid-July, the entire proceeds of the note offering had been used and the Company expects to begin borrowing under its line of credit in late July. The Company had not expected to need to use the line of credit at all in 2001. Projected ratios under the bank line new covenants are shown on page 2 of Attachment 2. Columns C and D of the projections show that without the proceeds from the anticipated sale of common stock and the Coyote Springs II construction loan, the Company will be in violation of covenants under the line of credit by September 30 of this year, and would continue to be in violation throughout 2002. Not meeting the covenant would be an event of default under the current credit agreement. In this event, the Company would be required to repay any outstanding borrowings under the line of credit and would be precluded from borrowing any additional amounts to the future. This would eliminate a critical external source of liquidity the Company needs to fund expenditures on a current basis. Columns G and H show the same ratios if we receive a surcharge that would provide opportunity to complete



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the financings under our current plan. As can be seen, the Company would not be in violation of covenants in that case. It is critical to note that the Company will not be able to complete any financings absent substantial progress toward recovery of the deferral balances, including an immediate increase in rates.

        The corporate credit facility covenants were based on projections provided in early May 2001 which showed that the deferral balances would be virtually eliminated by February 2003. Under that plan (which assumed completion of the Coyote Springs II financing and the issuance of common stock in 2001), the Company was able to meet all covenants. As previously outlined, over the past few weeks, the outlook has changed dramatically. Deferral balances not only are continuing to grow but are not expected to decline over the next 18 months. These latest projections were provided to banks who had previously received credit approval to underwrite the Coyote Springs II construction financing. Since the projections have changed so dramatically, the banks have told Avista that they will not complete the construction financing of Coyote Springs II based on the Company's current credit risk. In a letter the Company received from a bank on July 13, 2001 it stated:

                "Specifically, the Avista corporate credit risk must be less than it is today if you are to receive any significant degree of financial leverage on the CS2 project. Regulatory certainty regarding rate increases and the full recovery of electric and gas deferrals is an absolute prerequisite to any financing."

        Absent the construction financing for Coyote Springs II, the Company would need to borrow significant amounts under the corporate credit facility to finance Coyote Springs II. However, based on current projections for the bank line covenants, without the construction financing for Coyote Springs II the Company would be precluded from borrowing under the credit facility since it would not meet the coverage tests. Given the latest projections, the Company will not be able to obtain financing without the assurance of near-term cash recovery of deferred energy costs.

        The Company had also planned to sell common stock this fall to provide a portion of the external funds needed. Financial advisors have told the Company that projections showing that Avista may be unable to borrow under its bank credit line will make it very difficult, if not impossible, to sell common stock at a reasonable price and in the time period the Company had planned.

        The Company currently has an investment grade credit rating (BBB with a negative outlook for its senior unsecured debt). Page 3 of Attachment 2 shows Avista's credit rating history for secured and unsecured debt. Page 4 of Attachment 2 shows key financial indicators that Rating Agencies look at when rating a company and compares Avista's indicators over time with the requirements for certain rating categories. As can be seen, the ratios have been deteriorating and without additional equity financing and improved cash flows from operations, projected 2001 financial indicators as shown in Attachment 2, pages 4-8 are not adequate to maintain an investment grade (BBB)



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credit rating. Institutional investors such as pension fund managers are much less likely to purchase securities with ratings below investment grade. As a result, a drop to below investment grade would have a significant impact on the Company and its customers by causing a substantial increase in borrowing costs to finance the business. Attachment 2, pages 4-8 also show the same indicators for 2001 and 2002 with a surcharge and completion of a planned sale of common stock. Although the indicators improve, we do not immediately return to investment grade levels. It is imperative that the Company be able to obtain financing for new base load resources such as Coyote Springs II, which will be an integral part of the resources needed to serve the Company's load obligations. The Company also needs to issue common stock to move financial ratios toward a level that provides a credit rating that will allow the Company to complete financings when needed and at a reasonable cost.

        Improving the Company's cash flow is critical to being able to generate cash flows sufficient to fund Coyote Springs II, fund current and future power purchases, and to enable the Company to sell common stock. Approval of a surcharge will not only provide needed cash flows but, just as important, will be a signal to the financial community that the Commission will continue to take prompt actions to support the financial health of the Company. Commission support and action through a surcharge is critical to enable the Company to complete financings needed for continued utility operations and to help mitigate potential reductions in credit ratings.

        Avista has made extraordinary efforts to avoid the situation now facing the Company and its customers. Unfortunately, financial exigencies now require the Company to request an immediate surcharge. The Company has reviewed prior Commission orders regarding such requests and believes that it meets all previously articulated criteria to be granted an immediate surcharge. To not grant a surcharge would clearly jeopardize the financial integrity of Avista and cause a detriment to its ratepayers.

                           V. PROPOSED TARIFF CHANGES

        The rates set forth under the proposed PCA Schedule 66 reflect an annual revenue surcharge amount of $23.6 million, or 19.4%. As stated before, the present Schedule 66 includes a surcharge of $5.7 million, or approximately 4.8%, which is due to expire January 31, 2002. The proposed incremental rate increase to customers is approximately 14.7%. In developing the surcharge of 14.7% the Company attempted to achieve a balance of mitigating the overall impact to customers, while also reducing the surcharge balance to zero as quickly as possible to address the concerns of the financial community. The Company is proposing to use the deferred credit on the Company's balance sheet related to the monetization of the Portland General Electric (PGE) Sale Agreement as an offset to the power cost deferral balance to reduce the overall rate impact to customers. The Company is then proposing that the remaining balance of the deferred costs be recovered by the end of 2003 through the surcharge.

        With regard to the PGE monetization credit, the Company is currently amortizing the PGE monetization credit balance over a sixteen-year period (1999-2014) to match the original revenue stream under the PGE contract. The Company is proposing in this filing to accelerate the amortization of the PGE credit balance, beginning in October



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2001, and apply the increased amortization against the deferred power cost balance, which would reduce the amount of deferred power costs that must be collected from customers through the surcharge. The Company is proposing that the amortization be increased to a level that would cause the PGE balance on Avista's balance sheet at October 1, 2001 to be fully amortized by December 31, 2002. This is one year earlier than the targeted date of December 31, 2003 to eliminate the power cost deferral balance. By using the PGE credits at a faster rate than the December 31, 2003 date, the overall surcharge to customers is decreased. The accelerated amortization of the PGE balance would not improve the Company's cash flow, since these entries would be non-cash accounting entries, but would mitigate the overall impact to customers from the power cost deferrals. The accelerated amortization of the PGE balance would reduce the deferred power cost balance by $34.6 million by December 31, 2002.

        After reducing power cost deferrals by the accelerated amortization of the PGE balance, the Company calculated the additional surcharge (14.7%) necessary to reduce the deferred power cost balance to zero by December 31, 2003. As part of the overall proposal, the present surcharge under Schedule 66 of 4.8%, which is incorporated in the proposed Schedule 66 rates, would not expire at the end of January 2002, but continue through December 31, 2003. These calculations include the actual deferral balance at June 30, 2001, and estimated deferral entries through December 2003. The resulting monthly deferral balances decrease to zero by December 2003, as shown in the chart on page 1 of Attachment 3.

        December 2003 was chosen in an effort to balance a number of competing considerations including the size of the surcharge, the duration of recovery of the deferral balance, the need to immediately improve the financial health of the Company, as well as taking into consideration the timing of the need for additional power resources. A surcharge period shorter than December 2003 would improve the financial health of the Company sooner, but would result in a significantly higher surcharge rate increase. A surcharge period beyond December 2003 would extend into a period when the Company shows a need for new firm energy resources. The Company's existing 200 MW purchase from TransAlta expires in December 2003, and Avista will need additional firm energy resources beginning in 2004. The costs associated with these new resources may cause an increase in retail rates, therefore, the Company is proposing a surcharge period that ends prior to 2004.

        The determination of the final revenue requirement for the surcharge utilized the standard conversion for miscellaneous revenue related expense and taxes. The conversion factors utilized were from the same calculations authorized in the Company's most recent Idaho general case, updated for actuals through December 31, 2000, and as filed with the Commission. Outside of equity deferral entries associated with the Company's small generation projects, plus the Coyote Springs II Project, which required an income tax gross-up component, only revenue related expense items were used in the conversion calculation. This calculation resulted in an overall surcharge increase of 14.7%, as shown on page 2 of Attachment 3.

        The Company recognizes that a portion of the costs included in the 27-month recovery plan (through December 2003) are projected at this time, and proposes that the surcharge rates under tariff Schedule 66 be adjusted in the future based on actual costs. The Company has included language under the proposed tariff addressing periodic review and adjustment of the rates by the Commission. As an alternative to the proposal, the Company considered proposing a surcharge to recover the actual balance of deferred costs at June 2001 of $30 million over a 12-month period. However, the result would have been a higher immediate increase in rates (20%) than the proposed 14.7% increase.

        The Company proposes to recover the surcharge amount on a uniform percentage increase basis to all general service schedules. The annual revenue surcharge by service schedule is then applied only to the energy charge(s)



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within each schedule. For Residential Schedule 1 the increase is proposed to be applied on a uniform percentage basis to the present energy block rates under the Schedule. As the present rates under the Schedule increase as monthly usage increases (inverted-block structure), the surcharge on a cents per KWH basis will increase for usage in the higher (usage) blocks. This proposed application will maintain the present relationship between the rates under the Schedule and continue to encourage residential customers to conserve energy. The resulting increase for a residential customer using 1,000 KWH per month would be 13.9%, or $7.55 per month. The percentage increase for a customer using 600 KWH per month would be 12.9%, or $4.16 per month. The increase for a customer using 1,400 KWH per month would be 14.4%, or $10.94 per month.

        As service Schedules 11, 21, and 25 contain only a single energy-block, the application of the surcharge is more straightforward. For Pumping Service Schedules 31 and 32, the Company proposes application of the surcharge on an equal-cents per KWH basis to the two energy-block rates under the Schedule. The rates under the Schedule are presently on a declining-block basis, with an implied demand charge included in the first-block rate. For Street and Area Lighting Schedules 41-49, the proposed increase is being applied on a uniform percentage basis to the present rates under those Schedules. The calculation of the proposed rates is shown on page 3 of Attachment 3. The rates are set forth on proposed Schedule 66 -- Temporary Power Cost Adjustment, to become effective on September 15, 2001.

        The proposed accounting entries related to the accelerated amortization of the PGE balance would be to debit the PGE deferred revenue account and to credit the power cost deferral account, thereby reducing the power cost deferral balance to be recovered.

                 VI. BPA RESIDENTIAL EXCHANGE SETTLEMENT CREDIT

        In its Settlement Agreement with the Bonneville Power Administration
(BPA), Avista received rights to 90 aMW of benefits from the federal hydropower system beginning October 1, 2001. The benefits related to this Settlement are to be shared among Avista's residential and small farm customers.

        Avista estimates that the total benefits from the Residential Exchange Settlement will result in a rate reduction for residential and small farm customers of approximately 10% in the first year of the Exchange period which begins October 2001. Although the rate reductions to residential and small farm customers related to the Residential Exchange Settlement benefits will be handled separately from the proposed PCA surcharge, the timing of the Residential Exchange credit will serve to reduce the overall rate impact to approximately 5% for residential and small farm customers from the Company's surcharge request. The Company plans to file a proposal with the Commission in August to flow the benefits from Residential Exchange Settlement through to its customers.


                             VII. REQUEST FOR RELIEF

        The Company respectfully requests that the Commission issue an order approving an additional PCA surcharge increase in rates for Avista's Idaho electric customers of 14.7% effective September 15, 2001. The surcharge would provide a critical increase in cash flow immediately, as well as begin to reduce the size of the deferral balance. The Company is proposing that the surcharge remain in place until December 31, 2003. During the proposed surcharge period, the Company may propose to modify the surcharge amount and the duration of the surcharge rate, if needed, in order to reflect changed conditions. The Company also requests approval of the proposed acceleration of the amortization of the PGE credit balance to partially offset the power cost deferral balance.

               Dated at Spokane, Washington this 17th day of July 2001.

                                      AVISTA CORPORATION


                                      BY
                                        ---------------------------------------
                                      Thomas D. Dukich
                                      Director, Rates and Tariff Administration